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                                  ARTICLES OF
                                 INCORPORATION

                                       OF

                                FORTIS BENEFITS
                               INSURANCE COMPANY
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                           ARTICLES OF INCORPORATION
                                       OF
                       FORTIS BENEFITS INSURANCE COMPANY

                                   ARTICLE I.

*The name of the corporation shall be FORTIS BENEFITS INSURANCE COMPANY.

                                   ARTICLE II.

The name of the business, objects, and purposes proposed to be transacted, promoted and carried on are:

          (1) To make contracts of life and endowment insurance, to grant purchase, or dispose of annuities or endowments of any kind; and, in such contracts, or in contracts supplemental thereto to provide for additional benefits in the event of death of the insured by accidental means, total and permanent disability of the insured, or specific dismemberment or disablement suffered by the insured.

          (2) To insure against loss or damage by the sickness, bodily injury, or death by accident of the insured or his dependents.

          (3) To make or effect reinsurance of any risks.

          (4) In addition to all powers it shall have power to transact within and without the State of Minnesota, any kinds or classes of insurance business which companies of its kind are now or may hereafter be permitted by law to transact, whether or not such kinds of classes of insurance are specifically enumerated elsewhere in these Articles of Incorporation or existing amendments thereto.

          (5) Any policy issued by the Company may cover any one or more of the risks it is authorized to insure.

          (6) The powers herein conferred upon the Company are in furtherance and not in limitation of the powers conferred by the statutes of the State of Minnesota as from time to time in force and effect, and the Company shall have in addition to such authorized statutory powers as are in these Articles of Incorporation recited, all other powers and privileges conferred by the statutes of the State of Minnesota now existing or hereinafter enacted.

*Amended 1-1-92
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                                  ARTICLE III.

*The principal place of transacting the business of this Company shall be in Woodbury, a suburb of Saint Paul, County of Washington, State of Minnesota.

                                   ARTICLE IV.

The existence of this corporation shall be perpetual.

                                   ARTICLE V.

The names and places of residence of each of the incorporators are as follows:

           Name                           Place of Residence
           ----                           ------------------
           R.B. Richardson                Helena, Montana
           A.B. Jackson                   St. Paul, Minnesota
           R.M. Hubbs                     St. Paul, Minnesota

                                   ARTICLE VI.

The management of the Company shall be vested in a Board of Directors. The number of Directors shall be not less than three (3) and shall be fixed by the Bylaws.

The names and post office addresses and terms of the first Directors are as follows:

           Name                           Place of Residence
           ----                           ------------------
           R.B. Richardson                Helena, Montana
           A.M. Kirk                      St. Paul, Minnesota
           F.E. Young                     Helena, Montana
           J. Willard Johnson             St. Paul, Minnesota
           T.P. Patterson                 St. Paul, Minnesota
           Carl E. Herfurth               Denver, Colorado
           A.B. Jackson                   St. Paul, Minnesota
           R.M. Hubbs                     St. Paul, Minnesota
           R.S. Davis                     St. Paul, Minnesota

**Each of the above directors shall hold office until the annual meeting of the stockholders to be held on the first Wednesday after the first Tuesday in February, and until their successors shall have been elected and qualified. Subsequent Annual Meetings of the stockholders shall be held each year at such time and place within and without the State of Minnesota as to the Board of Directors shall determine.

*Amended 2-1-80
**Amended 12-21-84
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                                  ARTICLE VII.

*The amont of the capital stock of this Company shall be Five Million Dollars ($5,000,000.00), divided into one million shares of capital stock of the par value of Five Dollars ($5.00) per share.

                                  ARTICLE VIII.

**The highest amount of indebtedness and liability to which the corporation shall at any time be subject, exclusive of policy liabilities and other reserves, shall be One Hundred Million Dollars ($100,000,000).

*Amended 5-26-77
**Amended 12-21-84
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I, Charles J. Meler, Jr., Secretary of the Fortis Benefits Insurance Company of
Woodbury, Minnesota, do hereby certify that the foregoing Articles of Incorporation are a true and correct copy of the Articles of Incorporation as of April 24, 1992.
--------
                                   FORTIS BENEFITS INSURANCE COMPANY

                                   /s/ Charles J. Meler, Jr.
                                   ----------------------------------

Dated: April 24, 1992
       -------------------
       Woodbury, Minnesota

Subscribed and sworn to before me
this 24th day of April, 1992.
     ----        ------

/s/ Lynette I. Bayer
---------------------------------
Notary Public

[NOTARY PUBLIC STAMP]